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            AIRCRAFT LEASE PURCHASE AGREEMENT

        THIS AIRCRAFT LEASE PURCHASE AGREEMENT (this "Lease") is entered into the 28th day of December, 1993 by and between METLIFE CAPITAL CORPORATION, a Delaware corporation, as lessor ("Lessor") and CONSECO INVESTMENT HOLDING COMPANY, a Delaware corporation, as lessee ("Lessee").

1. Request to Purchase. Lessee hereby requests Lessor to purchase from C.I.T. Leasing Corporation ("CIT") the following described aircraft and related equipment and accessories (hereinafter referred to individually as a "Component" and collectively as the "Aircraft"). Lessee hereby represents and warrants to Lessor that the Aircraft and Components are as described below, and that Lessee is presently in possession of the Aircraft under the terms of a lease (the "CIT Lease") from CIT to Lessee. Lessee has provided Lessor with the specifications (the "Specifications") of the Aircraft, which appear below. Lessee assumes full responsibility with respect to the selection of the Aircraft and the Specifications thereof; Lessor shall have no liability or responsibility with respect thereto regardless of whether the Specifications prove inadequate for Lessee's intended purpose or use.

Name and Address of Seller:             C.I.T. Leasing Corporation

Complete Description of Equipment:

One (1) 1989 Canadair Ltd. CL-600-2B16 Aircraft, N652CN, S/N 5040 , two (2) General Electric CF34 Engines, S/N 350325 and 350328, Honeywell and Dual Collins Avionics, Airshow 200 System, Wulfsberg Flitefone, cabin video system, Sony CD player, security system, together with all parts and accessories, accessions, additions and attachments thereto and replacements thereof.

Price:           $15,586,933.08
TOTAL PRICE      $15,586,933.08
EXCISE/SALES TAX $
TRANSPORTATION   $
OTHER            $

TOTAL COST:      $15,586,933.08

2. Agreement to Lease; Fees. Lessor agrees to lease the Aircraft to see, and Lessee agrees to lease the Aircraft from Lessor, on the terms and subject to the conditions set forth herein.

        (a) Lease Fee. Concurrently with execution of this Lease, Lessee shall deliver to Lessor a lease fee (the "Lease Fee") in an amount equal to .229% of the Total Cost (as set forth in the chart above).

        (b) Expenses Lessee has paid to Lessor a $250.00 non-refundable documentation fee to cover Lessor's usual and customary administrative expenses in processing this transaction. If Lessor engages outside counsel for the purpose of closing this transaction (including Federal Aviation Administration counsel), or if Lessor is required to obtain appraisals or to incur other extraordinary expenses, Lessee shall pay such costs to Lessor upon demand.

        (c) Deposit. Lessee has paid to Lessor a non-interest bearing deposit (the "Deposit) in the amount of 1% of the Total Cost. This Deposit, less the $250 documentation fee, will be returned to Lessee on the Closing Date.

3. Inspection; Acceptance. Lessee shall inspect and test each Component and the Aircraft prior to execution by Lessee of this Agreement. Lessee shall give Lessor written notice of acceptance of each Component and the Aircraft concurrently with execution of this Lease. As between Lessee and Lessor, the giving of such written notice shall constitute Lessee's irrevocable acceptance of the Component and the Aircraft, regardless of whether the Component or the Aircraft is defective in any respect, and notwithstanding any failure of the Component or the Aircraft to conform to the Specifications, without prejudice however to rights, if any, that Lessor and Lessee or either of them may have against any other person, whether with respect to design, manufacture, condition or otherwise.

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4.      Purchase Cut-Off Date.  If Lessee shall not have given Lessor written notice of acceptance of a Component or the Aircraft concurrently with or before execution of this Lease by Lessee (the "Purchase Cut-Off Date"), Lessor shall have no obligation to lease the Component or the Aircraft to Lessee. In such event, Lessee shall immediately pay all accrued Interim Rental and reimburse Lessor for all sums Lessor may have paid for or with respect to the Component or the Aircraft and for all of Lessor's costs and expenses with respect thereto, and Lessee shall indemnify and defend Lessor against and hold Lessor harmless from any and all cost, expense, loss, liability and damage that Lessor may suffer or that may be asserted against Lessor by reason of Lessor's failure or refusal to lease such Component.

5. Conditions Precedent. Lessee shall deliver to Lessor such further instruments, documents and certifications as Lessor reasonably may request, including without limitation evidences of authority (e.g., corporate certificates, resolutions and authorizations) evidence of insurance in accordance with Section 12, purchase orders and acceptances thereof, purchase and sale agreements and financial information, and instruments and documents to implement, perfect or continue the perfection of Lessor's rights and remedies as lessor of the Aircraft, including Uniform Commercial Code forms. Any obligation of Lessor to (a) make any commitments to make payment for the Aircraft or any Component, and (b) lease the Aircraft and any Component to Lessee are conditioned upon (i) Lessee's delivery of the Lease Fee, (ii) release of the CIT Lease on the records of the Federal Aviation Administration (the "FAA"), (iii) registration of the Aircraft with the FAA with no other encumbrance on the Aircraft, and (iv) Lessee's delivery to Lessor or its agent of the following documents: a signed corporate resolution of Lessee, authorizing execution and delivery of this Lease and all related documents; an executed Uniform Commercial Code financing statement reflecting Lessor as secured party and Lessee as debtor; an executed Guaranty of Conseco, Inc.; an executed Letter of Acceptance; an executed Pay Proceeds Letter; and an executed Closing Schedule.

6. Term. The Term of this Lease ("Term") shall consist of a "Basic Term," and may in addition consist of an "Interim Term." The Interim Term, if any, shall begin on the date Lessor makes any disbursement directly to Lessee from escrow of a portion of the Total Cost (as shown in Section 1), and shall continue until the time the Basic Term begins. The Basic Term shall begin on the Closing Date, as defined in Section 9 below, and shall continue for ninety-six (96) months.

7.      Interim Rental.   During the Interim Term, if any, Lessee shall pay
rent ("Interim Rental") in an amount calculated daily, payable monthly (including any partial month), and determined by applying the Interim Rental Rate (as defined below) to the portion of the Total Cost disbursed by Lessor and remaining outstanding. "Interim Rental Rate" shall mean the average weekly yield of 30-day Commercial Paper (as published in the Federal Reserve Statistical Release H.15[519]) as published immediately prior to the date Lessor makes a partial disbursement of funds hereunder plus 1.45%.

8. Periodic Rental. Lessee shall pay monthly rent ("Periodic Rental") for the Basic Term in the amounts set forth below. Periodic Rental payments are payable monthly in arrears beginning upon the Closing Date, as defined in
Section 9.

        (a) Initial Periodic Rental. The Periodic Rental for each of the first twelve (12) months of the Basic Term shall be a level amount equal to the product of the Total Cost times 0.81456%.

        (b) Adjustment of Periodic Rental; Subsequent Years. On each anniversary of the Closing Date (each such date being an "Adjustment Date"), the Periodic Rental payable for the next twelve months shall be re-calculated in accordance with the following formula: treating the Stipulated Loss Value (as defined in Section 17) as of the Adjustment Date as though it were an outstanding principal balance under a loan (the "Hypothetical Remaining Principal"), amortize the Hypothetical Remaining Principal over the then remaining term of this Lease, assuming a hypothetical end of term balloon payment of 50% of Total Cost, at a rate equal to the weekly average yield of 30-day Commercial Paper (as published in the Federal Reserve Statistical Release H.15[519]) (each such weekly average yield being referred to herein as the "Commercial Paper Rate") for the complete week immediately preceding the Adjustment Date plus 1.45%.



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        (c)     Supplemental Rent; Rent Rebate; Preceding Year.  On each
Adjustment Date, the Periodic Rental for the preceding year shall be adjusted in accordance with the following formula:

                (i) calculate the average of the Commercial Paper Rate for the preceding 52 weeks (the "Average Yield");

                (ii) on the first Adjustment Date, subtract 3.14% from the Average Yield, and on each Adjustment Date after the first Adjustment Date, subtract from the Average Yield the Commercial Paper Rate as published for the complete week immediately preceding the previous Adjustment Date.

The result of the calculation so made shall be referred to herein as the "Adjustment Factor." If the Adjustment Factor is a positive number, Lessee shall immediately remit to Lessor upon demand the Supplemental Rent, as defined below. If the Adjustment Factor is a negative number, Lessor shall immediately remit to Lessee the Rent Rebate, as defined below. "Supplemental Rent" shall be equal to the product of the positive Adjustment Factor times the Stipulated Loss Value for the month that is six (6) months prior to the relevant Adjustment Date. "Rent Rebate" shall be equal to the product of the negative Adjustment Factor times the Stipulated Loss Value for the month that is six (6) months prior to the relevant Adjustment Date.

9. Closing. The "Closing Date" shall be the later of (i) the date Lessee gives Lessor written notice of acceptance of the last Component, (ii) the Purchase Cut-Off Date, (iii) the date a release of the CIT Lease has been filed with the FAA and this Lease has been filed with the FAA, or (iv) such other date as is mutually agreed between Lessor and Lessee. On or before the Closing Date, Lessor shall send Lessee a Closing Schedule ("Schedule"), setting forth any adjustments to descriptions and costs, and confirming the Closing Date, the amount of Periodic Rental installments, the payment schedule, and insurance requirements. On the Closing Date, Lessee shall execute and return to Lessor the Schedule. Lessee's signature on the Schedule shall signify Lessee's agreement that the Schedule is correct. Notwithstanding any discrepancies or disagreements between Lessor and Lessee regarding the Schedule, Lessee shall pay all rentals as they become due in accordance with the terms and conditions of this Lease. The Schedule is incorporated herein by this reference.

10. Purchase Options/Sale Obligations.

        (A)     End of Lease Term.

                (i) Purchase Option. On the last day of the Term, Lessee shall have the option to purchase the Aircraft for a price (the "Purchase Option Price") equal to fifty percent (50%) of the Total Cost. If Lessee elects to purchase the Aircraft, Lessee shall deliver to Lessor the Purchase Option Price, in cash, on the last day of the Term. Upon receipt of the Purchase Option Price, Lessor shall deliver to Lessee a bill of sale, transferring title from Lessor to Lessee. If Lessee fails to deliver the Purchase Option Price to Lessor on the last day of the Term, Lessee shall be deemed to have waived its right to exercise this purchase option.

                (ii) Sale of Aircraft. If Lessee fails to exercise, or waives its right to exercise, the purchase option described in Section 10(A)(i) above, then Lessee shall, on the last day of the Term, sell the Aircraft in a commercially reasonable manner; provided, however, that Lessee shall not sell the Aircraft for less than twenty percent (20%) of the Total Cost without Lessor's prior written consent. If Lessee requests permission from Lessor to sell the Aircraft for less than twenty percent (20%) of the Total Cost, or if Lessee fails to sell the Aircraft on or before the last day of the Term, Lessor may, at its sole option, sell the Aircraft as agent for Lessee. The net proceeds of any sale under this Section 10(A)(ii) shall be paid to Lessor; provided, however, that if the net proceeds of any sale hereunder exceed fifty percent (50%) of the Total Cost, then Lessee shall be entitled to that portion of the price received for the Aircraft in excess of fifty percent (50%) of the Total Cost; and provided further that if the net proceeds received from any sale hereunder are less than fifty percent (50%) of the Total Cost, then Lessee shall immediately pay to Lessor the difference between the price received and the amount that is equal to fifty percent (50%) of the Total Cost, up to a maximum amount equal to thirty five and 75/100 percent (35.75%) of the Total Cost. If Lessee sells the Aircraft pursuant to the terms of this Section 10, upon Lessor's receipt of the total amount owed to Lessor under this section, Lessor shall deliver to the purchaser of the Aircraft a bill of sale transferring title to the Aircraft from Lessor to such purchaser.

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                (iii)   Interest Prior to Sale of Aircraft.  If Lessee fails
to exercise, or waives its right to exercise, the purchase option described in
Section 10(A)(i) above, and Lessee does not complete the sale required by
Section 10(A)(ii) above and does not transfer the net sale proceeds therefrom to Lessor on or before the last day of the Term, then Lessee, in lieu of any payment pursuant to Section 24, shall pay Lessor interest on the minimum allowable sales price at the then current prime rate until the sale is consummated and Lessor has received the net sales proceeds and deficiency payment, if any. Partial payments hereunder shall reduce the balance against which interest is accrued.

        (B) Purchase During Lease Term. Lessee shall have the option, at any time after the first year of the Basic Term, upon not less than thirty (30) days prior written notice to Lessor, to purchase the Aircraft prior to the end of the Term. If Lessee wishes to purchase the Aircraft prior to the end of the Term, it shall deliver to Lessor written notice of its intent to purchase the Aircraft not less than thirty (30) days prior to the date Lessee proposes to purchase the Aircraft, specifying the proposed purchase date. After delivery of such notice, Lessee shall on or before the proposed purchase date deliver to Lessor, in cash or other funds immediately available in Bellevue, Washington, the Stipulated Loss Value of the Aircraft as of the proposed purchase date, together with a prepayment premium equal to the product of the Total Cost times the relevant premium factor set forth in Exhibit A attached hereto and by this reference incorporated herein. (The product of the Total Cost times the premium factor set forth in Exhibit A for the date any such calculation may be, or is required to be, made under the terms of this Lease is referred to in this Lease as the "Prepayment Premium.") If Lessee purchases the Aircraft pursuant to the terms of this section, upon receipt by Lessor of the purchase amount, together with the prepayment premium and all other amounts owed by Lessee under this section, Lessor shall deliver to Lessee a bill of sale transferring title to the Aircraft from Lessor to Lessee.

        (C) Special Purchase Option. If the Internal Revenue Service determines that, for tax purposes, Lessee is not entitled to depreciation on the Aircraft, then, for a period of thirty (30) days after such determination Lessee shall have the right to purchase the Aircraft for the then Stipulated Loss Value, plus a Prepayment Premium, calculated as set forth above, plus or minus any Supplemental Rent or Rent Rebate, respectively, accrued to such dates, plus any and all other amounts then due hereunder. If Lessee exercises the right to purchase the Aircraft pursuant to the terms of this section, upon receipt by Lessor of the purchase amount, together with the prepayment premium and all other amounts owed by Lessee under this section, Lessor shall deliver to Lessee a bill of sale transferring title to the Aircraft from Lessor to Lessee.

11. Lessee's Warranties.

        (A) Lessee represents and warrants to Lessor that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and that it is qualified to do business in the jurisdiction where the Aircraft is to be kept when not in use as provided in Subsection (B) below; it has taken all corporate action which may be required to authorize the execution, delivery and performance of this Lease, and such execution, delivery and performance will not conflict with or violate any provision of its Charter or Articles or Certificate of Incorporation, By-Laws or any provisions thereof, or result in a default or acceleration of any obligation under any agreement, order, decree or judgment to which it is a party or by which it is bound, nor is it now in default under any of the same; there is no litigation or proceeding pending or threatened against it which may have a materially adverse effect on Lessee or which would prevent or hinder the performance by it of its obligations hereunder; this Lease and the attendant documents constitute valid obligations of Lessee, binding and enforceable against it in accordance with their respective terms, except as such enforceability may be limited by fraudulent conveyance, moratorium, bankruptcy, insolvency, reorganization or other similar laws affecting the enforceability of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law); no action by or with any commission or administrative agency is required in connection herewith; it has the power to own its assets and to transact business in which it is engaged; and it will give to Lessor prompt notice of any change in its name, identity or structure.





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        (B)     Lessee's written acceptance of a Component shall constitute a
REPRESENTATION AND WARRANTY BY Lessee to Lessor that: (i) the Component is personal property in good order and condition; (ii) the Component conforms to Specifications; (iii) at all times when not in use Lessee shall keep the Aircraft at the following location: 7815 Headwind Drive, Indianapolis, IN 46241 unless Lessor shall otherwise consent in writing.

12. Insurance. Lessee shall at its own cost, procure, maintain and carry in full force and effect insurance policies with coverages as hereafter described in Sections (A) and (B). Prior to funding and upon request by Lessor, Lessee shall provide Lessor with certificates of insurance evidencing compliance with this Section 12. Each and every policy shall contain an agreement by the insurer that, notwithstanding the lapse of any such policy for any reason or any right of cancellation of the insurer or any cancellation by Lessee, whether voluntary or involuntary, each such policy shall continue in force for the benefit of Lessor for at least thirty (30) days after written notice of such cancellation to Lessor, and that no material alteration whatsoever in any such policy shall be made in respect of the Aircraft or any part thereof except upon thirty (30) days' written notice of such proposed alteration to Lessor. Each such policy shall insure Lessor's interest regardless of any breach or violation by Lessee of any warranties, declarations or conditions contained in such policies. Lessee covenants, warrants and represents that Lessee will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated and that Lessee in no circumstances will suffer or permit the Aircraft to be used or operated during any period under this Lease without all said insurance being in full force and effect. The geographic limits, if any, in each and every such policy of insurance shall include at a minimum all territories over which Lessee will operate the Aircraft. Upon notice from Lessor, Lessee will supply Lessor with written documentation of the geographic limits of such insurance coverage. If Lessee wishes to extend such geographic limits, it may only do so upon the consent of Lessor. In the event that Lessee should for any reason fail to renew or replace any such policy or contract of insurance at least ten (10) days prior to the expiration thereof or fail to keep any such policy in full force and effect, Lessor shall have the option, unless Lessee shall have notified Lessor that it is actively investigating alternative coverage (provided that coverage has not expired), to pay the premiums on any said policy or contract of insurance or to take out new insurance in amount, type, coverage and terms satisfactory to Lessor, and any sum paid therefor by Lessor shall be immediately due and payable to Lessor by Lessee; provided, however, that no exercise by Lessor of said option shall in any way affect the provisions of this Lease, including the provision which makes failure by Lessee to maintain the prescribed insurance an Event of Default.

        (A) Public Liability Insurance. Lessee shall obtain and maintain aircraft liability, public liability, passenger liability and property damage insurance coverages of not less than $20,000,000 with financially responsible insurers having a Best "A" rating or better. All policies of insurance carried in accordance with this Subsection (A) shall include Lessor as an additional insured thereunder with respect to the Aircraft. Each liability policy shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. Each policy shall contain a clause in which the insurance company acknowledges existence of the indemnification provided in
Section 19 of this Lease.

        (B) Casualty Insurance. Lessee shall obtain and maintain "All Risk" type hull insurance on the Aircraft, including comprehensive ground and crash coverage both on the ground and while in flight (such insurance shall include the breach of warranty endorsement) in an amount not less than the full replacement value of the Aircraft. Notwithstanding anything else herein contained, the Aircraft shall not be used in any geographical area not covered by the prescribed policies issued to Lessee and then in effect. Lessee further covenants and agrees that any policies under this Subsection (B) shall include Lessor as an additional insured shall be made payable to Lessor to the extent of the Stipulated Loss Value and shall insure Lessor's interest regardless of any breach or violation by Lessee of any warranties, declarations or conditions contained in such policies; provided, however, that upon the payment of any Stipulated Loss Value by Lessee to Lessor with respect to a casualty, Lessor shall take all such actions as shall be required to cause Lessee to become the loss payee with respect to any and all proceeds of insurance applicable thereto.

        (C) Proceeds. In the event that the Aircraft shall be lost, destroyed, or irreparably damaged from any cause whatsoever during the term of this Lease, Lessor and Lessee shall proceed diligently and cooperate fully with each other in the recovery of any and all proceeds of insurance applicable thereto. Unless Lessor shall have previously received payment from Lessee on account of such event under the terms of Section 16, Lessor or its assignee shall receive from the proceeds of said insurance recovery an amount equal to the sum of: (i) unpaid rentals with respect to such Aircraft, if any, to the date of such loss, destruction or irreparable damage, including any accrued Supplemental Rent or less any Rent Rebate, as the case may be, (ii) the Stipulated Loss Value with respect to such Aircraft determined as of the date of such loss, destruction or irreparable damage, and (iii) any and all other amounts then due hereunder. Upon receipt by Lessor or its assignee of the amount specified herein in respect of such Aircraft so lost, destroyed or damaged, this Lease shall be deemed terminated as to the Aircraft, and Lessee shall be entitled to receive the remainder, if any, of all insurance proceeds as compensation for loss of Lessee's leasehold interest in respect of such Aircraft.

        (D) Application of Proceeds. Any proceeds of insurance received by Lessor with respect to the Aircraft, the repair of which is practicable, shall, at the election of Lessee, be applied either to the reasonable cost of repairing the Aircraft or to the reimbursement of Lessee for the reasonable cost of such repair.

        (E) Separate Insurance. Nothing in this Section 11 shall be construed to prohibit Lessor from insuring at its own expense the Aircraft or its interest therein, and any insurance so maintained shall not provide for or result in a reduction of the coverage of the amounts payable under any of the insurance required to be maintained by Lessee.

13. Taxes. Lessee shall pay all taxes, fees, assessments and other governmental charges of whatsoever kind or character and by whomsoever payable on or relating to the Aircraft or the sale, purchase, ownership, use, value, value added, possession, shipment, transportation, delivery or operation thereof or the exercise of any option, election or performance of any obligation by Lessee hereunder, which may accrue or be levied, assessed or imposed during the Term or which remain unpaid as of the date of surrender of such Aircraft to Lessor, and all taxes of any kind imposed by any federal, state, local, or foreign taxing authority against Lessor on or measured by any amount payable by Lessee hereunder, including, without limitation, all license and registration fees and all sales, use, value, ad valorem, personal property, excise, gross receipts, stamp or other taxes, imposts, duties and charges together with any penalties, fines or interest thereon, except taxes of Lessor on net income imposed by the United States or any state. Without limiting the generality of the foregoing, Lessee shall remit to the appropriate taxing authority, within ten (10) days after the Closing Date, the excise tax that is due with respect to this transaction, and shall at the same time file with the appropriate taxing authority a Form #7695. In addition, Lessee shall deliver to Lessor at the Closing a Form ST 105 exemption certificate with respect to sales tax. Lessee shall reimburse Lessor for any payments made by Lessor which are the obligation of Lessee under this Lease, but Lessee shall not be obligated to pay any amount under this Section 13 so long as it shall in good faith and by appropriate proceedings contest the validity or the amount thereof, unless such contest would adversely affect Lessor's interest in the Aircraft or would subject the Aircraft to forfeiture or sale. Lessee shall indemnify Lessor on an after-tax basis against any loss, claim, demand and expense, including legal expense, resulting from such nonpayment or contest and further agrees to indemnify Lessor against any and all taxes, assessments and other charges imposed upon Lessor under the laws of any federal, state, local or foreign government or taxing authority, as a result of any payment made by Lessee pursuant to this Section. Upon lease termination, Lessee will, on request, advance to Lessor the amount reasonably estimated by Lessor to equal personal property taxes on the Aircraft which are not yet payable but for which Lessee will afterward become liable hereunder. Lessor shall provide to Lessee a written accounting for such advances, and shall promptly deliver to Lessee the excess, if any, of the amount advanced by Lessee over the actual amount of the personal property taxes. If Lessor's estimate as to the amount of such personal property taxes is less than the actual amount due, Lessee shall immediately upon request of Lessor deliver the shortfall to Lessor. On request of either Lessor or Lessee, the other will submit written evidence of all payments required of it under this Section.

14. Maintenance, Etc.

        (A) Lessee at its expense at all times shall: (i) keep the Aircraft in good and efficient working order, condition and repair, ordinary wear and tear excepted, and make all inspections and repairs, including replacement of worn parts, to effect the foregoing and to comply with requirements of laws, regulations, rules and provisions and conditions of insurance policies; and
(ii) pay all costs, expenses, fees and charges incurred in connection with the use or operation of the Aircraft, including but not limited to repairs, maintenance, storage and servicing. Lessee shall at is sole cost and expense, maintain, service (including but not limited to the establishment of an engine oil analysis program during the Term), repair and overhaul the Aircraft as required to meet the standards of the FAA and to keep the Aircraft currently registered, certificated and air worthy under and in accordance with requirements of the FAA. In addition, Lessee shall comply with all applicable service, maintenance, repair and overhaul regulations, airworthiness directives and instructions of the FAA and all appropriate maintenance, service, repair and overhaul manuals and mandatory service bulletins published by the manufacturers of the airframe, engines, propellers, accessories and parts installed on the Aircraft. All freight records, logs, flight manuals and other materials shall be made available by Lessee to Lessor for inspection at such times and places as Lessor may reasonably request. Lessee shall not make any material alterations, substitutions, improvements or additions to the Aircraft, except those required in order to comply with laws, regulations, rules and insurance policies, unless Lessor first shall have consented thereto in writing, which consent shall not be unreasonably withheld. Notwithstanding any consent by Lessor, Lessee shall pay all costs and expenses of the foregoing. All replacements, repairs, improvements, alterations, substitutions and additions shall constitute accessions to the Aircraft and shall become the property of Lessor.

        (B) Lessor hereby transfers and assigns to Lessee, for so long during the Term as Lessee is not in default, Lessor's right, title and interest in, under and to any assignable factory and dealer warranty, whether express or implied, with respect to the Aircraft. All claims and actions upon any warranty shall be made and prosecuted by Lessee at its sole cost and expense. Lessor shall have no obligation to make or prosecute any claim upon or under a warranty. So long as Lessee shall not be in default, Lessor shall cooperate with Lessee with respect to a claim on a non-assignable warranty, at Lessee's expense. Lessee shall have proceeds of a warranty claim or recovery paid to Lessor. Lessor shall make such proceeds available for any repair, restoration or replacement to correct such warranted condition. Any excess proceeds shall be paid to Lessee.

15. Use. So long as Lessee shall not be in default, Lessee shall be entitled to the possession, use and quiet enjoyment of the Aircraft during the Term in accordance with the terms of this Lease. Lessee warrants that the Aircraft will at all times be used and operated for the purpose for which it was designed and intended and under and in compliance with applicable laws and all lawful acts, rules, regulations and orders of any governmental bodies or officers having power to regulate or supervise the use of such property, except that Lessee may in good faith and by appropriate proceedings contest the application of any such rule, regulation or order in any reasonable manner that will not adversely affect the interest of Lessor in the Aircraft or subject the same to forfeiture or sale. Lessee will not permit its rights or interest hereunder to be subject to any lien, charge or encumbrance and will keep the Aircraft free and clear of any and all liens, charges, encumbrances and adverse claims (except those arising from acts of Lessor). Lessee shall not use the Aircraft in any geographical area outside the geographical area specified in any policy or policies of insurance covering the Aircraft.

16. Net Lease; Loss and Damage.

        (A) This is a net lease. Lessee assumes all risk of and shall indemnify Lessor against all damage to and loss of the Aircraft from any cause whatsoever, whether or not such loss or damage is or could have been covered by insurance. Except as otherwise specifically provided herein, this Lease shall not terminate and there shall be no abatement, reduction, suspension or deferment of Interim or Periodic Rental for any reason, including damage to or loss of the Aircraft. Lessee promptly shall give Lessor written notice of any material loss or damage, describing completely and in detail the cause and the extent of loss and damage. At the option of Lessee, Lessee shall: (i) repair or restore the Aircraft to good condition and working order; or (ii) replace the damaged Aircraft with similar aircraft in good condition and working order; or (iii) pay Lessor in cash the Stipulated Loss Value of the Aircraft plus a Prepayment Premium calculated as set forth in Section 10(B) plus any and all other amounts then due hereunder. Upon Lessee's complying with the foregoing, Lessor shall pay or cause to be paid over to Lessee the net proceeds of insurance, if any, with respect to such damage or loss. "Damage" and "loss" shall include damages and losses of any kind whatsoever including, without limitation, physical damage and partial or complete destruction, including intentionally caused damage and destruction, and theft.

        (B) If Lessee pays Lessor the Stipulated Loss Value of the Aircraft and all other amounts set forth in Section 16(A)(iii), then this Lease shall terminate with respect to the Aircraft and Lessee shall be entitled to retain the Aircraft. However, it is understood that Lessor makes no representation or warranty with respect to the Aircraft, and further that Lessor shall have no obligation to pay any tax with respect thereto. In the event that Lessee pays Lessor the Stipulated Loss Value for the Aircraft, together with all other amounts set forth in Section 16(A)(iii), Periodic Rental for the remainder of the Term shall be abated.

17. Stipulated Loss Value. The "Stipulated Loss Value" of the Aircraft on any given date shall be the amount set forth opposite the date that most recently precedes such given date in Exhibit B attached hereto and by this reference incorporated herein.

18. Title; Marking; Security Interest. Lessor and Lessee acknowledge and agree that title to the Aircraft shall be vested in Lessor. If so requested by Lessor, Lessee will affix tags, supplied by Lessor, reflecting Lessor's interest in the Aircraft. The size, design and requested location on the Aircraft for such tags will be subject to Lessee's consent. As security for the due and punctual payment of any and all of the present and future obligations of Lessee to Lessor, whether direct or contingent or joint and several, Lessee hereby conveys, assigns and grants to Lessor, its successors and assigns, a continuing security interest in any and all of Lessee's right, title and interest in and to the Aircraft, including all present and future additions, attachments, accessions, parts, equipment, tools, accessories, supplies and improvements thereto, all substitutions and replacements therefor and all proceeds thereof, including proceeds of insurance.

19. Lessee's Indemnities. Lessee will defend, indemnify and hold harmless Lessor from and against any claim, cause of action, damage, liability, cost or expense (including but not limited to legal fees and costs) which may be asserted against or incurred in any manner by or for the account of Lessor or
Lessee: (i) relating to the Aircraft or any part thereof, including without limitation the manufacture, construction, purchase, delivery, acceptance or rejection, installation, ownership, sale, leasing, removal or return of the Aircraft, or as a result of the use, maintenance, repair, replacement, operation or the condition thereof (whether defects are latent or discoverable); (ii) by reason or as a result of any act or omission of Lessee for itself or as agent or attorney-in-fact for Lessor hereunder; (iii) as a result of claims for patent, trademark or copyright infringement relating to the Aircraft or its use; or (iv) as a result of product liability claims or claims for strict liability relating to the Aircraft or its use.

20. Late Payment. If any installment of rent or other sum owing under this Lease shall not be paid when due and shall remain unpaid for ten (10) days, Lessee shall pay Lessor a late charge equal to five percent (5%) of the amount delinquent, but in no event at a rate greater than limited by any applicable law. Such late charge is in addition to and not in lieu of other rights and remedies Lessor may have.

21. Lessor May Perform. If Lessee at any time shall fail to pay to any person any sum which Lessee is required by this Lease to pay or shall fail to do or perform any other thing Lessee is required by this Lease to do or perform, Lessor at its option may pay such sum or do or perform such thing, and Lessee shall reimburse Lessor on demand for the amount of such payment and for the cost and expense which may be incurred by Lessor for such acts or performance, together with interest thereon at the Default Rate from the date of demand until paid.

22. Events of Default and Remedies.

        (A) Events of Default. Each of the following shall constitute an event of default:

        (i) Failure to perform and comply with the provisions and conditions of Section 12 hereof; or
        (ii) Failure to pay on the date when due, any sum, including installments of rental, owed by Lessee or any affiliate of Lessee at anytime to Lessor; or
        (iii) Failure to perform and comply with any other provision or condition of this Lease within thirty (30) days after Lessor shall have given Lessee written notice of default with respect thereto; or
        (iv) If any representation or warranty made by Lessee herein or in any statement or certificate furnished by Lessee in connection with this Lease proves untrue in any material respect as of the date of making thereof, and shall not be made good within thirty (30) days after written notice thereof to Lessee; or
        (v) Lessee becomes insolvent or is generally not paying its debts as they become due or makes an assignment for benefit of creditors; or
        (vi) Proceedings are commenced by Lessee under the Federal Bankruptcy Code or any similar Federal or State laws for the relief of debtors or such proceedings are commenced against Lessee and are not dismissed within ninety (90) days after such commencement, or a trustee or receiver is appointed for Lessee or a major part of its property and is not discharged within sixty
(60) days after such appointment; or
        (vii) The Aircraft is seized or levied on under legal or governmental process against Lessee; or
        (viii) The merger, consolidation, reorganization or dissolution of Lessee which has a materially adverse effect upon Lessor's position under this Lease; provided, however, that the merger, consolidation or reorganization of Lessee within its consolidated group shall not be an Event of Default if the consolidated financial position of the consolidated group is not materially adversely affected by such merger, consolidation or reorganization.

        (B) Remedies. The occurrence of an Event of Default shall terminate any obligation of Lessor to lease the Aircraft to Lessee. When an Event of Default has occurred and is continuing, Lessor at its option may:
        (i) Proceed by appropriate court action or actions, either at law or in equity, to enforce performance by the Lessee of the applicable covenants of this Lease or to recover damages for the breach thereof; and/or
        (ii) Without notice or demand declare immediately due and payable the entire Stipulated Loss Value of the Aircraft as of the date of the Event of Default plus any and all amounts which under the terms of this Lease may then be due; and thereupon Lessor shall have an immediate right to pursue all remedies provided by law, including, without limitation, the following:
        (a) Lessee agrees to put Lessor in possession of the Aircraft on demand;
        (b) Lessor is authorized to enter any premises where the Aircraft is then situated and take possession thereof without notice or demand and without legal proceedings;
        (c) At Lessor's request, Lessee will make the Aircraft available to Lessor at a place designated by Lessor which is reasonably convenient to both parties;
        (d) Lessee agrees that ten (10) days after sending notice shall be a reasonable period of notification of a sale or other disposition of the Aircraft;
        (e) Lessee agrees to pay on demand the amount of all expenses reasonably incurred by Lessor in protecting or realizing on the Aircraft;
        (f) If Lessor disposes of the Aircraft, Lessee agrees to pay any deficiency remaining after application of the net proceeds to the amounts due hereunder.

If, upon the occurrence of an Event of Default, Lessor brings suit or otherwise incurs expenses for protection of Lessor's rights, Lessee will pay Lessor its legal fees, in a reasonable amount, together with Lessor's collection expenses and court costs. In addition, from and after an Event of Default, Lessee shall be liable for interest on amounts due Lessor hereunder at a rate per annum computed monthly which shall be five (5) percentage points above the prime rate, but not greater than the maximum rate, if any, limited by applicable law ("Default Interest"); provided however, that Lessee shall not be assessed a late charge during such period of time that Default Interest is accruing against Lessee as herein stated. The remedies herein provided in favor of Lessor shall not be deemed to be exclusive but shall be concurrent and cumulative and in addition to all other remedies available at law or equity. The exercise or partial exercise of any remedy shall not restrict Lessor from further exercise of that remedy or any other remedy.

23. Return of Aircraft and Records.

        (A) General and TBO Adjustment. If Lessor shall rightfully demand possession of the Aircraft pursuant to this Lease or otherwise, Lessee shall forthwith deliver possession of the Aircraft to Lessor at such airport within the United States as may be designed by Lessor free and clear of all liens and encumbrances of any kind whatsoever except those created by Lessor or any party (other than Lessee or parties claiming under Lessee) claiming by, through or under Lessor. The Aircraft when so delivered to Lessor shall be clean by corporate aircraft operating standards, shall have all engines, avionics and parts installed thereon at the Closing Date or replacements therefore made in accordance with this Lease, shall be in as good condition as when delivered to Lessee hereunder, ordinary wear and tear and changes or alterations properly made by Lessee as permitted under this Lease excepted, shall be in good operating condition, shall have a currently effective airworthiness certificate issued by the FAA, and the Aircraft shall not have been operated, during the period following the last powerplant, airframe and component overhaul or replacements performed to FAA standards, more than fifty percent (50%) of the allowable time between overhauls (as specified by manufacturer and approved by the appropriate aeronautics authority). If the Aircraft has been operated (during the period from the last overhaul to the date the Aircraft is returned) more than fifty percent (50%) of the allowable time, as described above, Lessee will pay Lessor a dollar amount (described below) based on the number of hours of operation in excess of fifty percent (50%) of allowable time between overhauls ("TBO") for the period immediately preceding return of the Aircraft. The dollar amount will be an amount equal to the product of:

                (i) the then anticipated cost of overhaul or replacement, as determined by an estimate from an FAA authorized repair facility which is mutually agreeable, times

                (ii)   the quotient of

                       (a) the number of hours in excess of fifty percent of allowable time divided by

                       (b) the total allowable time between overhauls for that period.

For illustrative purposes only, and not by way of limitation, if the allowable TBO is 100 hours, so that the number of hours of use between overhauls is 50 hours, and the Aircraft has been operated during the period immediately preceding return of the Aircraft for 60 hours since the last overhaul, then Lessee shall pay Lessor a dollar amount equal to (10/100) or 10% of the then anticipated cost of overhaul or replacement.

        (B) Servicing and Repair. If, upon return, the Aircraft requires repair work which could not reasonably be deemed to have resulted from ordinary wear and tear, or if the Aircraft shall not have been serviced in accordance with the manufacturer's specifications, then Lessee shall reimburse Lessor for the cost of such repairs and servicing. The determination of condition and cost herein contemplated shall be made by a mutually acceptable FAA certified mechanic.

        (C) Inspection Costs. Lessee shall pay Lessor a pro rata share of the cost of the next regularly scheduled Aircraft inspection according to the following formula:

                Hours Since Last  X Anticipated Cost of Inspection
                   Inspection       (based on survey of 3 FAA repair
                ------------------   facilities)
                Total Hours Between
                   Inspections.

        Notwithstanding the foregoing to the contrary, Lessee shall not be obligated to pay Lessor any amount under this Section 23 after Lessor shall have received all amounts payable to Lessor hereunder including any deficiency payable following the sale of the Aircraft.

        (D) Markings and Logbook. All special markings of Lessee as Lessor may in writing request Lessee to remove, shall be removed by Lessee by methods approved by Lessor (such approval not to be unreasonably withheld). Lessee shall also deliver to Lessor with the Aircraft the aircraft log book and all inspection, modification and overhaul records applicable to the Aircraft.

24. Holdover. If Lessee shall not immediately redeliver and surrender the Aircraft to Lessor when required by the terms hereof, Lessee shall pay Lessor, at such time or times as Lessor may demand, a sum equal to a one-month installment of Periodic Rental, as in effect at the time redelivery and surrender were required, for each calendar month, or fraction of a calendar month prorated daily, during which such failure to redeliver and surrender continues.

25. Inspection; Reports. Lessor, its agents and employees shall have the right to enter upon any premises where the Aircraft is then located to inspect and examine the same during normal business hours and at any other times if Lessor reasonably believes the Aircraft or Lessor's rights are in jeopardy of damage or loss. So long as Lessee is not in default, Lessor shall give Lessee not less than twenty-four (24) hours notice of such inspection; provided, however, that Lessee shall not be required to remove the Aircraft from scheduled operations in order to satisfy Lessor's request for inspection. Lessee shall immediately give Lessor written notice of any material damage to or loss of the Aircraft any cause, including without limitation damage or loss caused by accident, the elements, intentional acts and theft. Such notice shall set forth an itemization of the damage and a detailed account of the event, including names of any injured persons and a description of any damaged property arising from any such event or from any use or operation of the Aircraft, and of any attempt to take, distrain, levy upon, seize or attach the Aircraft. All rights granted to Lessor herein are for the benefit of Lessor and shall not be construed to impose any obligation on Lessor, whether or not Lessor makes any inspections or receives any reports.

26. Financial and Other Data. During the Term Lessee: (a) shall furnish Lessor annual consolidated balance sheets and profit and loss statements of Lessee's consolidated group and any guarantor of Lessee's obligations accompanied, at Lessor's request, by the audit report of an independent certified public accountant acceptable to Lessor; and (b) at Lessor's request, shall furnish Lessor all other financial information and reports reasonably requested by Lessor at any time, including quarterly or other interim balance sheets and profit and loss statements of Lessee's consolidated group and any such guarantor. Lessee shall furnish such other information as Lessor may reasonably request at any times concerning Lessee and its affairs.

27. Warranty of Information. Lessee warrants that all information furnished and to be furnished to Lessor is accurate and that all financial statements it has furnished and hereafter may furnish Lessor, including operating statements and statements of condition, are and will be prepared in accordance with generally accepted accounting principles, consistently applied, and reasonably reflect and will reflect, as of their respective dates, results of the operations and the financial condition of Lessee and of any other entity they purport to cover.

28. Non-Waiver. Neither the acceptance by Lessor of any payment or any other performance, nor any act or failure of Lessor to act or to exercise any rights, remedies or options in any one or more instances shall constitute a waiver of any such right, remedy or option or of any other then existing or thereafter accruing right, remedy or option, or of any breach or default then existing or thereafter occurring. No purported waiver by Lessor of any right, remedy, option, breach or default shall be binding unless in writing and signed by an officer of Lessor. A written waiver by Lessor of any right, remedy, option, breach or default shall not constitute a waiver of any other then existing or thereafter accruing right, remedy or option or of any other then existing or thereafter occurring breach or default.

29. Notices; Payments.
        (A) A written notice may be given: (i) by delivering the same to a corporate officer of the party to whom it is directed (the "Addressee"); or
(ii) by mailing the notice to the Addressee by first class mail, registered or certified, with postage prepaid, addressed to the Addressee as shown below, or to such other address as Addressee may specify by notice in writing given in accordance with this Section. A notice so mailed shall be deemed given on the third business day following the date of mailing. A "business day" shall be any day that is not a Saturday or Sunday or a legal holiday.

If to Lessee:   Conseco Investment Holding Company
                1209 Orange Street
                Wilmington, Delaware  19801

If to Lessor:   MetLife Capital Corporation
                10900 N.E. 4th St., Suite 500
                P.O. Box C-97550
                Bellevue, WA  98009
                Attn:  Vice President/Contract Administration

        (B) Lessee shall make all payments to Lessor at the place where notice is to be mailed to Lessor pursuant to subparagraph (A). Payments are deemed paid when received by Lessor.

30. Assignment.

        (A) Lessee shall not assign this Lease or any rights in or to the Aircraft, nor shall Lessee sublease the Aircraft; provided, however, that Lessee shall be entitled to sublease the aircraft to Conseco, Inc., after Lessor's approval of the form of such sublease, and provided, further, that Lessee shall be entitled to sublease the aircraft to an affiliate of Conseco, Inc. (such affiliates being described in Exhibit C attached hereto and by this reference incorporated herein) under the following conditions: (i) Lessee shall deliver to Lessor prior written notice of such sublease; (ii) the sublease shall be in substantially the form of sublease between Lessee and Conseco, Inc.; and (iii) Lessee shall deliver to Lessor, within three (3) days of execution of the sublease, an executed assignment of such sublease to Lessor for security purposes, an executed Uniform Commercial Code financing statement reflecting the sublessee as debtor, Lessee as secured party, and Lessor as assignee, and an executed Uniform Commercial Code financing statement reflecting Lessee as debtor, Lessor as secured party, and the sublease as the collateral. Any attempted assignment shall be of no effect, unless Lessor first shall have consented thereto in writing. Lessor's consent to an assignment in any one or more instances shall not impose any obligation upon Lessor to consent to any other or further assignments. Lessor's consent to an assignment shall not release Lessee from any obligations with respect to this Lease unless expressly so stated in the written consent.

        (B) All rights of Lessor hereunder may be assigned, pledged, mortgaged, transferred or otherwise disposed of, either in whole or in part, without notice to Lessee but subject always to the rights of Lessee under this Lease. If Lessee is given notice of any such assignment, Lessee shall acknowledge receipt thereof in writing. In the event that Lessor assigns this Lease or the rent due or to become due hereunder or any other interest herein, whether as security for any of its indebtedness or otherwise, no breach or default by Lessor hereunder or pursuant to any other agreement between Lessor and Lessee, should there be one, shall excuse performance by Lessee of any provision hereof, it being understood that in the event of such default or breach by Lessor that Lessee shall pursue any rights on account thereof solely against Lessor. No such assignee shall be obligated to perform any duty, covenant or condition requested to be performed by Lessor under the terms of this Lease.

31. Survival. The representations, warranties, indemnities and agreements of Lessee and Lessor, and their obligations under any and all provisions of this Lease, shall survive the expiration or other termination of this Lease, shall be binding upon their successors and assigns and are expressly made for the benefit of and shall be enforceable by Lessee and Lessor and their successors and assigns.

32. Miscellaneous.

        (A) The term "Lessor" shall mean the lessor named herein and its successors and assigns.
        (B) Whenever the context so requires, any pronoun gender includes all other genders, and the singular includes the plural. If more than one person constitute lessee, whether as a partnership or otherwise, all such persons are and shall be jointly and severally liable for all agreements, undertakings and obligations of the lessee.
        (C) All captions and section, paragraph and other divisions and subdivisions are for convenience of reference only and shall not affect the construction, interpretation or meaning of the agreement or Lease or of any of the provisions thereof.

        (D) This Lease shall be governed by and construed according to the law of the State of Washington.
        (E) This Lease shall be binding upon and, except as limited in Section 30 hereof, shall inure to the benefit of Lessor and Lessee and their respective successors and assigns.
        (F) This Lease cannot be canceled or terminated except as expressly provided herein.
        (G) Wherever Lessor's consent is required hereunder, such consent will no be unreasonably withheld.
        (H) Lessee's obligation to pay or reimburse Lessor for expenses as provided hereunder shall be limited to reasonable expenses.

33. Lessor's Disclaimer. Lessee acknowledges and agrees that it has selected both the Aircraft of the type and quantity which is the subject of this Lease and the supplier from whom the Aircraft was purchased. LESSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE DESIGN, COMPLIANCE WITH SPECIFICATIONS, CONDITION, QUALITY, WORKMANSHIP, OR THE SUITABILITY, ADEQUACY, OPERATION, USE OR PERFORMANCE OF THE AIRCRAFT OR AS TO ITS MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND LESSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TAX AND/OR ACCOUNTING TREATMENT OF THIS LEASE. ANY DELAY IN DELIVERY SHALL NOT AFFECT THE VALIDITY OF THIS LEASE. Lessee understands and agrees that neither the supplier nor any salesman or any agent of the supplier is an agent of Lessor. No salesman or agent of supplier is authorized to waive or alter any term or condition of this Lease, and no representation as to the Aircraft or any other matter by the supplier shall in any way affect Lessee's duty to pay the rent and perform its obligations as set forth in this Lease. Lessor shall not be liable to Lessee for any incidental, consequential, or indirect damages or for any act, neglect, omission, breach or default by any third party.

34. No Affiliation with Suppliers. Lessee warrants that neither it nor any of its officers, directors has, directly or indirectly, a substantial financial interest in the manufacturer or supplier of the Aircraft except as previously disclosed in writing to Lessor.

35. Entire Agreement. This Lease and the Schedule(s) hereto shall constitute the entire agreement between the parties with respect to the subject matter contained herein, and shall not be altered or amended except by an agreement in writing signed by the parties hereto or their successors or assigns. Specifically, this Lease supersedes and replaces that certain proposal letter (the "Proposal Letter") dated November 4, 1993 from Lessor to Lessee, and accepted by Lessee on November 5, 1993.

36. Truth in Leasing.

        (A) The parties hereby certify as follows: During the twelve months (or portion thereof during which the Aircraft has been subject to United States registration) preceding the execution of this Lease, the Aircraft has been maintained and inspected under Part 91 of the Federal Aviation Regulations.
The Aircraft is in compliance with applicable maintenance and inspection requirements under the Federal Aviation Regulations for the operation of the Aircraft to be conducted under this Lease.
        (B) The name and address of the person responsible for operational control of the aircraft under this Lease are:

                Name:           Danny A. Rice
                Title:          Vice President - Aviation
                Address:        7815 Headwind Drive
                                Indianapolis, Indiana  46241

        by the signature below, Lessee certifies that it understands its responsibilities for compliance with the applicable Federal Aviation Regulations.
        (C) An explanation of factors bearing on operational control and pertinent Federal Aviation Regulations can be obtained from the nearest FAA Flight Standards District Office, General Aviation District Office, or Air Carrier District Office.

        IN WITNESS WHEREOF Lessor and Lessee have caused this Lease to be executed by their respective duly authorized officers as of the day and year first above written.



LESSOR:                                LESSEE:

METLIFE CAPITAL CORPORATION:           CONSECO INVESTMENT HOLDING COMPANY


By:     /s/ MICHAEL E. TAFT            By:   /s/ MARK A. FERRUCCI
        ______________________              -----------------------

Title:  Executive Vice President       Title:    President

                                Exhibit A
                                   to
                     Aircraft Lease Purchase Agreement

                        Prepayment Premium Factors

Conseco
Prepayment Premiums

 Remaining                 Premium
  Months                   Factor
    84                    0.90090%
    83                    0.89014%
    82                    0.87938%
    81                    0.86863%
    80                    0.85787%
    79                    0.84711%
    78                    0.83635%
    77                    0.82559%
    76                    0.81483%
    75                    0.80480%
    74                    0.79332%
    73                    0.78256%
    72                    0.77180%
    71                    0.76142%
    70                    0.75103%
    69                    0.74065%
    68                    0.73027%
    67                    0.71988%
    66                    0.70950%
    65                    0.69912%
    64                    0.68873%
    63                    0.67835%
    62                    0.66797%
    61                    0.65758%
    60                    0.64720%
    59                    0.63719%
    58                    0.62718%
    57                    0.61718%
    56                    0.60717%
    55                    0.59716%
    54                    0.58715%
    53                    0.57714%
    52                    0.56713%
    51                    0.55712%
    50                    0.54712%
    49                    0.53711%
    48                    0.00000%

                                Exhibit B
                                   to
                    Aircraft Lease Purchase Agreement

                     Stipulated Loss Value Schedule

Conseco
SLV Table
     0           1/4/94      15,000,000.00
     1           2/4/94      15,433.035.06
     2           3/4/94      15,365,813.98
     3           4/4/94      15,298,335.78
     4           5/4/94      15,230,599.47
     5           6/4/94      15,162,604.07
     6           7/4/94      15,094,348.60
     7           8/4/94      15,025,832.04
     8           9/4/94      14,957,053.41
     9           10/4/94     14,888,011.70
    10           11/4/94     14,818,705.90
    11           12/4/94     14,749,135.01
    12           1/4/95      14,679.298.01
    13           2/4/95      14,609,193.89
    14           3/4/95      14,538,821.61
    15           4/4/95      14,468,180.17
    16           5/4/95      14,397,268.52
    17           6/4/95      14,326,085.63
    18           7/4/95      14,254,630.46
    19           8/4/95      14,182,901.99
    20           9/4/95      14,110,899.15
    21           10/4/95     14,038,620.90
    22           11/4/95     13,966,066.18
    23           12/4/95     13,893,233.94
    24           1/4/96      13,820,123.12
    25           2/4/96      13,746,732.65
    26           3/4/96      13,673,061.47
    27           4/4/96      13,599,108.49
    28           5/4/96      13,524,872.64
    29           6/4/96      13,450,352.83
    30           7/4/96      13,375,547.99
    31           8/4/96      13,300,457.03
    32           9/4/96      13,225,078.83
    33           10/4/96     13,149,412.32
    34           11/4/96     13,073,456.38
    35           12/4/96     12,997,209.91
    36           1/4/97      12,920,671.90
    37           2/4/97      12,843,840.93
    38           3/4/97      12,766,716.18
    39           4/4/97      12,689,296.43
    40           5/4/97      12,611,580.55
    41           6/4/97      12,533,567.41
    42           7/4/97      12,455,255.86
    43           8/4/97      12,376,644.77
    44           9/4/97      12,297,733.00
    45           10/4/97     12,218,519.39
    46           11/4/97     12,139,002.79
    47           12/4/97     12,059,182.03
    48           1/4/98      11,979,055.96
    49           2/4/98      11,898,623.41
    50           3/4/98      11,817,883.21
    51           4/4/98      11,736,834.17
    52           5/4/98      11,655,475.12
    53           6/4/98      11,573,804.87
    54           7/4/98      11,491,822.24
    55           8/4/98      11,409,526.02
    56           9/4/98      11,326,915.01
    57           10/4/98     11,243,988.02
    58           11/4/98     11,160,743.84
    59           12/4/98     11,077,181.24
    60           1/4/99      10,993,299.02
    61           2/4/99      10,909,095.95
    62           3/4/99      10,824,570.80
    63           4/4/99      10,739,722,35


    64           5/4/99      10,654.549.34
    65           6/4/99      10,569,050.56
    66           7/4/99      10,483,224.73
    67           8/4/99      10,397,070.63
    68           9/4/99      10,310,586,98
    69           10/4/99     10,223,772.54
    70           11/4/99     10,136,626.03
    71           12/4/99     10,049,146.18
    72           1/4/00      9,961,331.73
    73           2/4/00      9,873,181.38
    74           3/4/00      9,784,693.86
    75           4/4/00      9,695,867.87
    76           5/4/00      9,606,702.13
    77           6/4/00      9,517,195,32
    78           7/4/00      9,427,346.16
    79           8/4/00      9,337,153.32
    80           9/4/00      9,246,615.49
    81           10/4/00     9,155,731.35
    82           11/4/00     9,064,499.58
    83           12/4/00     8,972,918.85
    84           1/4/01      8,880,987,83
    85           2/4/01      8,788,705.17
    86           3/4/01      8,696,069.52
    87           4/4/01      8,603,079.55
    88           5/4/01      8,509,733.89
    89           6/4/01      8,416,031.18
    90           7/4/01      8,321,970.06
    91           8/4/01      8,227,549.16
    92           9/4/01      8,132,767.09
    93           10/4/01     8,037,622.49
    94           11/4/01     7,942,113.95
    95           12/4/01     7,846,240.10
    96           1/4/02          -0.47

                                 Exhibit C
                                    to
                      Aircraft Lease Purchase Agreement

                    Organizational Chart of Conseco, Inc.
                             Listing Affiliates



                                                                    IRS Employer           State of
                                                                     ID Number           Incorporation
                                                                   -------------          --------------
Conseco, Inc.                                                       35-1468632                  IN
  Bankers National Life Insurance Company                           75-1056842                  TX
    Lincoln Fire & Casualty Insurance Company                       61-0573931                  KY
    National Fidelity Life Insurance Company                        44-0367450                  MO
    Western National Life Insurance Company                         75-0770838                  TX
Lincoln American Life Insurance Company                                 -                       TN
Conseco Annuity Guarantee Company                                   35-1723821                  TX
Conseco Capital Management, Inc.                                    22-2403791                  DE
Conseco Risk Management, Inc.                                       35-1784981                  IN
Conseco Private Capital Group, Inc.                                 35-1882445                  IN
Marketing Distributions Systems Consulting Group, Inc.              22-2930182                  DE  95% (1)
    MDS of New Jersey, Inc.                                         22-2898228                  NJ
    MDS Securities Incorporated                                     22-3120482                  DE
    BankMark School of Business, Inc.                               22-3135005                  DE
Conseco Mortgage Capital, Inc.                                      51-0331205                  DE
Conseco Investment Holding Company                                  52-1536829                  DE
    Western National Corp                                           75-2502064                  DE
    CCP Insurance, Inc.                                             35-1854231                  IN  39.78%
       GARCO Acquisition Corporation                                52-1680369                  DE
       GARCO Holding Corporation                                    52-1688285                  DE
         Jefferson National Life Insurance Company of Texas         75-2351012                  TX
           Beneficial Standard Life Insurance Company               95-0540891                  CA
             Beneficial Assurance Company                           86-6054041                  AZ
           Jefferson National Life Insurance Company                35-0421411                  IN
           Great American Reserve Insurance Company                 75-0300900                  TX
             GARCO Equity Sales, Inc.                               75-1301573                  TX
    Bankers Life Holding Corporation                                51-0342500                  DE  55.66%
       Bankers Life Insurance Company of Illinois                   36-3851005                  IL
         Bankers Life & Casualty Company                            36-0770740                  IL
           Certified Life Insurance Company                         95-2109398                  CA
    Conseco Partnership Management Co., L.P.                        35-1793582                  IN
Conseco Partnership Management, Inc.                                35-1793581                  IN



NOTES:
  All subsidiaries are 100% owned unless otherwise indicated.

  (1) Stock options and performance incentives which vest through 1995 may dilute Conseco's ownership to 84%.
